Exhibit 10.23

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of December 31, 2008 by and between Peter J. Rose (“Rose”) and Expeditors International of Washington, Inc., a Washington Corporation (“Expeditors”) and amends and restates the original agreement dated November 2, 1994. In consideration of the mutual covenants and conditions set forth herein, the parties hereby agree as follows:

1. Employment.

(a) In connection with the election of Rose to the office of Chairman and Chief Executive Officer, revocation of the prior employment agreement dated May 19, 1993 and for other good and lawful consideration, Rose’s compensation and term of service was set forth in the agreement dated November 2, 1994, which is amended and restated hereby in order to conform certain provisions to Section 409A of the Internal Revenue Code of 1986, as amended.

(b) Rose agrees to render services to the best of his ability on a full-time basis so long as he shall hold the office of Chairman and Chief Executive Officer and agrees to perform such duties as the Board of Directors of Expeditors shall from time to time direct.

2. Term. Subject to Expeditors’ right to terminate Rose’s employment at the pleasure of its Board of Directors as set forth in Paragraph 6 below, this Agreement shall be for a period (the “Initial Term”) commencing on the date first set forth above and ending with the date of the next annual meeting of the Board of Directors. Rose’s employment and all the terms of this Agreement shall be automatically extended for additional one year terms so long as Rose shall be re-elected as Chairman and Chief Executive Officer at subsequent annual meetings of the Board of Directors. This employment relationship shall not be automatically extended and shall expire in the event that either party hereto shall have given written notice to the other at least thirty (30) days prior to the expiration of the Initial Term, or any subsequent term, of intent to terminate Rose’s services as Chairman and Chief Executive Officer.

3. Compensation. For all services rendered by Rose as Chairman and Chief Executive Officer under this Agreement, Rose shall receive Base Salary and incentive compensation, as established from time to time by the Compensation Committee of the Board of Directors. Rose’s other benefits will be subject to reasonable adjustment by action of Expeditors’ Board of Directors.

4. Benefits. During the term of service as Chairman and Chief Executive Officer, Rose shall be entitled to participate fully in any policies which Expeditors may adopt generally for employees including policies for vacation, holidays, paid sick leave, group medical, life insurance and other employee benefits. Expeditors shall pay or reimburse Rose for all reasonable travel and other expenses incurred or paid by Rose in connection with the performance of services under this Agreement upon presentation of expense vouchers and such other supporting information as Expeditors may from time to time reasonably request.

5. Warranties. Rose represents to Expeditors that he is free to enter into this Agreement and that he has no commitment, arrangement or understanding to or with any third party which restrains or is in conflict with this Agreement which would operate to prevent him from performing the services which he has agreed to provide.

6. Termination. For purposes of this Paragraph 6, Rose shall be considered to have had a termination of employment or to have resigned as of the date that the facts and circumstances indicate that it is reasonably anticipated that Rose will perform no further services for Expeditors and its affiliates after such date or that the level of bona fide services that Rose is expected to perform is expected to decrease permanently to no more than 45% of the average level of bona fide services that Rose performed over the immediately preceding 36-month period. Whether Rose has had a termination of employment or has resigned will be determined in a manner consistent with the definition of “separation from service” under Code section 409A.

(a) For Cause. Expeditors may terminate Rose’s employment hereunder upon two (2) days’ prior written notice to Rose for cause, and the salary and all other compensation referred to above shall cease upon the effective date of any such termination for cause. In the event of termination for cause, the terms of Paragraph 7 shall not apply. However, Rose shall receive a lump sum payment which shall be calculated as six (6) times Rose’s latest monthly Base Salary and paid on the first day after the sixth month anniversary of the termination of employment. “Base Salary” as used herein shall exclude any incentive or bonus compensation, any monthly automobile allowance, and any other benefit or reimbursement. As used herein, the term “cause” shall mean any act of Rose, which in the reasonable judgment of Expeditors’ Board of Directors, constitutes dishonesty, larceny, fraud, deceit, gross negligence, a crime involving moral turpitude, willful misrepresentation to shareholders, directors or officers, or a material breach of this Agreement.

(b) Without Cause. Expeditors may terminate Rose’s employment at any time upon fifteen (15) days’ prior written notice and without cause and the provisions of Paragraph 7 shall become applicable. In addition to payments under Paragraph 7, Rose shall receive a lump sum payment equal to one half ( 1/2) of the Total Cash Compensation paid to Rose in the preceding twelve (12) month period which shall be paid on the first day after the sixth month anniversary of the termination of employment. “Total Cash Compensation” as used herein includes Base Salary, any incentive or bonus compensation, and any monthly automobile allowance, but shall exclude any other benefit or expense reimbursement.

(c) Resignation. In the event that Rose shall resign as Chairman and Chief Executive Officer, the salary and all other compensation referred to above for services as an employee shall cease and the provisions of Paragraph 7 shall become applicable. In addition, Rose shall receive a lump sum payment which shall be calculated as six (6) times Rose’s latest monthly Base Salary (as defined in Paragraph 6(a)) and paid on the first day after the sixth month anniversary of the resignation.

(d) Death or Disability. This Agreement and Rose’s employment and compensation shall in any event terminate upon the death of Rose or the inability of Rose to perform the duties and functions of his position for a period of ninety (90) consecutive days due to sickness, disability or any other cause beyond his control, unless Expeditors grants Rose a leave of absence with or without all or a portion of his salary or other benefits, as may be specified.

7. Post Employment Personal Services. In the event that Rose’s employment obligations hereunder shall terminate as provided in Paragraph 2, Paragraph 6(b) or Paragraph 6(c), Rose agrees to render Post Employment Personal Services to Expeditors for a period of ten (10) years or until such time as Rose shall reach age seventy (70) whichever shall come first according to the terms set forth below.

(a)	Rose agrees to perform services for a minimum of sixty (60) days per year (but will in no event perform services in excess of 45% of the average level of bona fide services that Rose performed over the 36-month period immediately preceding termination of employment or resignation) to provide consulting and other personal appearances in furtherance of Expeditors’ corporate policies as directed by the designated representative of the Board of Directors (the “Post Employment Personal Services”). Such service shall include up to twenty (20) days of business travel to mutually agreed locations.

(b)	As compensation for such services, Rose shall receive an “Initial Annual Payment” equal to the Base Salary received by Rose during his final twelve (12) months of employment hereunder subject to adjustment as follows:

(1)	In the event that the Rose shall begin to provide Post Employment Personal Services prior to reaching age sixty (60), the Initial Annual Payment required hereunder shall be reduced by four percent (4%) for each year, or fraction thereof, that Rose shall be under such age.

(2)	The payment required hereunder shall be adjusted annually for each year after the payment of the Initial Annual Payment in an amount equal to the change in the CPI as published by the Department of Labor, or similar index generally regarded as a measure of the change in the cost of living, for the Seattle metropolitan area.

(3)	The Initial Annual Payment shall be paid on the first day after the sixth month anniversary of the termination of employment or resignation, and subsequent Annual Payments shall be paid on each anniversary of the termination of employment or resignation.

(c)	The obligation of Expeditors under this Paragraph shall terminate in the event of death or disability as provided in Paragraph 6(d) or in the event of Rose’s willful failure to perform Post Employment Personal Services as required hereunder.

(d)	During the period Post Employment Personal Services are being provided hereunder, Rose shall be entitled to participate fully in any policies which Expeditors may adopt generally for full time employees including group medical, life insurance and other employee benefits, provided that Rose shall not be entitled to additional compensation for vacation, holidays, and paid sick leave.

(e)	Expeditors shall pay or reimburse Rose for reasonable travel and other expenses incurred or paid by Rose in connection with the performance of requested services under this Agreement upon presentation of expense vouchers and such other supporting information as Expeditors may from time to time reasonably request.

(f)	So long as Rose shall be entitled to receive annual payments for Post Employment Personal Services, Rose shall be subject to the restrictions set forth in Paragraph 8 in this Agreement.

8. Confidential Information. Rose recognizes that Expeditors’ business and the business of other affiliates depend upon the use and protection of a large body of confidential and proprietary information now existing or to be developed in the future which will be referred to in this Agreement as “Confidential Trade Information.” Rose intends that the meaning of Confidential Trade Information in this Agreement will be read as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible medium) which is related to Expeditors’ business and the business of corporations affiliated with Expeditors or any of their potential future business and which is not generally and publicly known. Without limiting the foregoing, Rose agrees that the customer lists and lists of contracts and potential customers of Expeditors and its affiliates are and will be a part of the Confidential Trade Information. Rose agrees to protect and preserve as confidential during the term hereof, and at all times after its termination or expiration, all of the Confidential Trade Information at any time known to Rose or at any time in Rose’s possession or control. Rose will neither use nor allow any other person or entity (including entities partially or wholly owned by Rose) to use in any way, except for the benefit of Expeditors and as directed by Expeditors, any of the Confidential Trade Information. Rose will, prior to or upon leaving employment with Expeditors, deliver to Expeditors any and all records, items, and media of any type (including all partial or complete copies or duplicates) containing or otherwise relating to any of the Confidential Trade Information, whether prepared or acquired by or provided to Rose. Rose acknowledges that all such records, items and media are at all times and shall remain the property of Expeditors.

9. Covenant Not to Compete. During the term of this Agreement or for a six (6) month period following termination of employment (For or Without Cause) or resignation under Paragraph 6 and following termination of Post-Employment Personal Services under Paragraph 7, Rose hereby agrees that he will not directly or indirectly enter into the employment of, render any service or assistance to or acquire any interest whatsoever, whether as an individual proprietor, partner, associate, officer, director, consultant, trustee or otherwise, in any business, trade or occupation in competition with the business of Expeditors within one hundred fifty (150) miles of any office of Expeditors or any affiliate of Expeditors. Without limiting the foregoing, Rose also agrees that he will not, during said period, cause or attempt to cause or induce any employee of Expeditors to leave the employment of Expeditors, or call on or otherwise solicit business from any of the customers of Expeditors which, at the time of termination of his employment, were listed (or ought to have been listed) in Expeditors’ records, in respect of any service or product that competes directly or indirectly with any service provided or marketed by or actually under the development or active consideration by Expeditors at the time of Rose’s termination. Notwithstanding the foregoing, the provisions of Paragraph 9 shall not apply in the event that the resignation or termination without cause shall have been tendered anytime during the period beginning with a public announcement of a pending Change in Control Event (as defined below) and ending one year following the effective date of the completed transaction or on the date of the public announcement of the termination of the proposed transaction. For purposes of this Agreement, “Change in Control Event” shall mean either one of the following: (i) when any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (other than Expeditors, a subsidiary thereof or an employee benefit plan of Expeditors, including any trustee of such plan acting as trustee) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Expeditors representing fifty percent (50%) or more of the combined voting power of Expeditors’ then outstanding securities; or (ii) the occurrence of a transaction requiring shareholder approval, and involving the sale of all or substantially all of the assets of Expeditors or the merger of Expeditors with or into another corporation.

10. Remedies. Rose agrees that damages for breach of his covenants under Paragraph 8 and Paragraph 9 above will be difficult to determine and probably inadequate to remedy the harm caused thereby and therefore consents that these covenants may be enforced by temporary or permanent injunction. Such injunctive relief shall be in addition and not in place of any other remedies available at law or equity. Rose further agrees that profits made in violation of these covenants shall be held in constructive trust for Expeditors. Rose acknowledges that the provisions of this Paragraph and such covenants are reasonable, that any payments under this Agreement would be adequate compensation under the circumstances, and that in any event Rose is capable of gainful employment without breaching such covenants. However, should any court or tribunal ever find that any provision of such covenants are illegal or unenforceable on the grounds of unreasonableness whether in period of time, geographical area or otherwise, then in that event the parties agree that such covenants shall be interpreted and enforced to the maximum extent which the court or tribunal deems reasonable. For purpose of this Paragraph and Paragraph 8 and Paragraph 9 of this Agreement, the term “Expeditors” shall include any subsidiary, agent or other affiliate of Expeditors.

11. Entire Agreement; Modification. The provisions contained herein constitute the entire Agreement between the parties with respect to the subject matter hereof and any waiver, alteration or modification of any provisions of this Agreement, or the replacement of this Agreement shall not be valid unless in writing and signed by all the parties signing hereunder.

12. Dispute Settlement. It is the mutual intent of Expeditors and Rose to establish procedures to facilitate the informal and inexpensive resolution of any disputes arising under this Agreement by mutual cooperation and without resort to litigation. Accordingly, any controversy, dispute or claim arising out of or relating to this Agreement shall be resolved in accordance with the following procedures which call for negotiation and settlement. Only if negotiation shall fail will Expeditors and Rose resort to mediation and only if mediation shall fail will Expeditors and Rose resort to arbitration.

(a)	Expeditors and Rose shall first attempt to negotiate a mutually satisfactory resolution to any dispute as follows:

(1)	The complaining party shall write a description of the alleged dispute, controversy, claim or breach of contract (hereinafter “Dispute”) and send it to the other party by certified mail. This letter shall explain the nature of the Dispute and shall refer to the section of this Agreement upon which the Dispute is based. The complaining party shall also set forth a proposed solution to the Dispute, including a specific time frame within which the parties must act.

(2)	The party receiving the letter must respond in writing within ten (10) days with an explanation, including references to the relevant parts of this Agreement and a response to the proposed solution.

(3)	Within ten (10) days of receipt of this response, the parties must meet and discuss options for resolving the Dispute. The complaining party must initiate the scheduling of this resolution meeting.

(b)	If the parties are unable to satisfactorily resolve the Dispute after negotiation as set forth above, a mediation must be held within thirty (30) days of an unsuccessful resolution meeting. The mediation will be held et the Seattle office of Judicial Arbitration & Mediation Service, Inc. (J.A.M.S.). The complaining party must contact J.A.M.S. to schedule the mediation (call 1-800-352-JAMS or 1-800-626-JAMS). The parties may agree on a jurist from the J.A.M.S. panel. If they are unable to agree, J.A.M.S. will provide a list of three available jurists and each party may strike one. The remaining jurist will serve as the mediator.

(c)	If the dispute is not settled by mediation, the parties agree to submit the dispute to J.A.M.S. for binding arbitration. The parties may agree on a jurist from the J.A.M.S. panel. If the parties agree, the jurist that serves as the mediator may serve as the arbitrator. If the parties are unable to agree on an arbitrator, J.A.M.S. will provide a list of three available panel members and each party may strike one. The remaining jurist will serve as the arbitrator. The aggrieved party may initiate arbitration by sending written notice of an intention to arbitrate by certified mail to all parties and to J.A.M.S. The notice must contain a description of the Dispute, the amount involved, and the remedy sought. If and when a demand for arbitration is made by either party, the parties agree to execute a Submission Agreement, provided by J.A.M.S., setting forth the rules and procedures to be followed at the arbitration hearing. If the parties cannot agree on rules and procedures to be followed at the arbitration hearing, the arbitrator shall establish the rules and procedures. The parties agree that arbitration must be initiated within one (1) year after the Dispute arises and that the failure to initiate arbitration within the one-year period constitutes an absolute bar to the institution of any new proceedings. Any judgment or award entered by the arbitrator may be entered on an ex-parte basis in the King County Superior Court or any other court having jurisdiction over the party against whom the award is entered and enforced according to the terms of the judgment or award. The venue of all hearings shall be in Seattle, King County, Washington.

(d)	If J.A.M.S. does not exist at the time a Dispute arises in connection with this Agreement, these provisions shall continue in full force and effect, subject to the following changes: In the event the parties are unable to agree upon a mediator or alternative mediation service, the mediation provision shall become null and void. If the parties are then unable to agree upon an arbitrator or alternative arbitration service, the arbitration provisions of this Paragraph shall be fully enforceable in accordance with RCW Chapter 7.04 and the King County Superior Court shall have jurisdiction to appoint a single arbitrator to arbitrate the dispute.

(e)	In the event it is necessary for any party hereto, or its authorized representative, successor or assign, to institute suit or begin arbitration proceedings in connection with this Agreement or the breach thereof the prevailing party in such suit or proceeding shall be entitled to reimbursement for its reasonable costs, expenses and attorneys fees incurred, including costs, expenses and attorneys fees incurred on appeal or in enforcing any arbitration award or judgment.

13. Agreement Not Assignable. Rose may not assign any of his rights or delegate any of his duties hereunder. Expeditors may assign this Agreement and delegate its duties hereunder to any of its affiliates at any time owned by, owning or under common ownership, provided that Rose shall remain assigned to the business conducted by Expeditors or its successors.

14. No Waiver. No waiver of the terms or provisions hereof shall be valid unless in writing signed by the party against which the enforcement of such waiver is sought, nor shall any waiver or failure to enforce any right hereunder be deemed to be a waiver of the same or any other right in any other instance.

15. Successors. Subject to the restriction on assignment and delegation set forth herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, assigns and personal representatives.

Signed by the parties as of the date first written above.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

By	/s/ Peter J. Rose	/s/ R. Jordan Gates

Its	C.E.O	C.O.O

PETER J. ROSE

Signature:	/s/ Peter J. Rose